Media Contact: Bryan McPhee ph: (410) 652-1159	IR Contact: Rob Schatz ph: (212) 370-4500
Or bkmcphee@newgenerationbiofuels.com	Rob@wolfeaxelrod.com

New Generation Biofuels Holdings Announces Capital Raise of $0.6
Million in Registered Direct Offering

Columbia, Maryland – October 5, 2010 – Renewable fuels provider New Generation Biofuels Holdings, Inc. (NasdaqCM: NGBF) (“NGBF” or the “Company”) announced today that it has entered into a definitive agreement with several institutional investors for a registered direct offering of 4,615,385 shares of previously unissued common stock at a price of $0.13 per share with total gross proceeds of $600,000.  In addition to the issuance of common shares, New Generation will issue to the investors warrants exercisable for two common shares for every five common shares purchased with an exercise price of $0.13 per share.  The warrants will expire 5 years from the closing date.  The common shares sold, the warrants and the shares underlying the warrants are to be issued under New Generation’s Form S-3 shelf registration statement that was previously declared effective by the Securities and Exchange Commission on January 27, 2009.

Palladium Capital Advisors LLC, acted as the Placement Agent for this transaction.

New Generation expects to use the net proceeds for general working capital purposes and fund additional debt settlements.  The offering is expected to close on October 5, 2010, subject to satisfaction of customary closing conditions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.  Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.  Copies of the prospectus supplement together with the accompanying prospectus can be obtained at the Securities and Exchange Commission's website at http://www.sec.gov.

About New Generation Biofuels, Holdings, Inc.
New Generation Biofuels is a developer and provider of renewable fuels. New Generation Biofuels holds an exclusive license for North America, Central America and the Caribbean to commercialize proprietary technology to manufacture alternative biofuels from plant oils and animal fats that it markets as a new class of biofuel for power generation, commercial and industrial heating and marine use. The Company believes that its proprietary biofuel can provide a lower cost, renewable alternative energy source with significantly lower emissions than traditional fuels. New Generation Biofuels’ business model calls for establishing direct sales from manufacturing plants that it may purchase or build and sublicensing its technology to qualified licensees.

Forward Looking Statements
This news release contains forward-looking statements. These forward-looking statements concern the Company's operations, prospects, plans, economic performance and financial condition and are based largely on the Company's beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements. The risks and uncertainties related to our business, which include all the risks attendant an emerging growth company in the volatile energy industry, including those set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and in subsequent filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why the actual results could differ from those projected in the forward-looking statements.